Exhibit 99.1

NEWS RELEASE

CONTACT:
CreditRiskMonitor.com, Inc.
Jerry Flum, CEO
(845) 230-3030
ir@creditriskmonitor.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor Announces Third Quarter Results

VALLEY COTTAGE, NY—November 12, 2020—CreditRiskMonitor (OTCQX: CRMZ) Jerry Flum, CEO, said, “Our net income is not growing at the same pace as sales since the Company retained, and even increased, its payroll levels and employees throughout the year.  We also continue to invest in strengthening our service and technical staff in an effort to provide exceptional service to our clients that meets their credit risk needs in these uncertain times. Our team is our backbone, and our clients rely on them on a daily basis.”

On October 29, 2020, due to the economic crisis, our Board of Directors determined to postpone any declaration or payment of the Company’s annual dividend until the Company sees increased financial stability in the marketplace, part of our core competency as a business. The Board’s determination was based on review of world-record corporate debt-to-GDP levels, increased default and bankruptcy rates, and the challenging economic environment, including the possible reduced financial stability of some of the Company’s subscribers due to continued uncertainty and a mounting second wave of COVID-19 infections.  The Company is dedicated to ensuring the safety and safeguarding the jobs of our employees.  The company retained its payroll levels and employees throughout the year.  We will continue to invest in strengthening our staff, service model, and product to meet our client’s credit risk needs. Therefore, preservation of liquidity until there is material evidence of control over the pandemic is paramount.  The Board expects to review this determination periodically throughout 2021.

In addition, the Board of Directors promoted Michael I. Flum to the position of President while retaining his role as Chief Operating Officer. Mr. Flum joined the Company in June 2018 as Vice President of Operations & Alternative Data. He was elected Senior Vice President and Chief Operating Officer on October 24, 2019 and has been responsible for operational strategy and implementation, leveraging technology to improve the efficiency of human capital and work processes. Prior to joining CreditRiskMonitor, Mr. Flum served as Vice President of Operations at Gullett & Associates, Inc., a Houston-based midstream oil & gas survey and drafting services firm from 2016 to 2017. Mr. Flum held various engineering and project management roles at Enterprise Products Partners, a Houston-based oil & gas pipeline owner/operator from 2009 to 2016. Mr. Flum holds a BS in Mechanical Engineering and a BA in Religious Studies from Rice University as well as an MBA from Columbia Business School.

A full copy of the financial statements can be found at https://crmz.ir.edgar-online.com/

CREDITRISKMONITOR.COM, INC.
CONDENSED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019
(Unaudited)

	2020	2019

Operating revenues	$4,037,456	$3,673,241

Operating expenses:
Data and product costs	1,514,659	1,421,290
Selling, general and administrative expenses	2,110,280	1,962,150
Depreciation and amortization	52,931	52,667

Total operating expenses	3,677,870	3,436,107

Income from operations	359,586	237,134
Other income	916	40,223

Income before income taxes	360,502	277,357
Provision for income taxes	(79,420)	(73,767)

Net income	$281,082	$203,590

Net income per share – Basic and diluted	$0.03	$0.02

Weighted average number of common shares outstanding –
Basic	10,722,401	10,722,401
Diluted	10,746,834	10,722,401

CREDITRISKMONITOR.COM, INC.
CONDENSED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019
(Unaudited)

	2020	2019

Operating revenues	$11,598,210	$10,736,581

Operating expenses:
Data and product costs	4,556,456	4,316,780
Selling, general and administrative expenses	6,919,804	6,277,294
Depreciation and amortization	160,736	153,701

Total operating expenses	11,636,996	10,747,775

Loss from operations	(38,786)	(11,194)
Other income	27,017	124,322

Income (loss) before income taxes	(11,769)	113,128
Benefit from (provision for) income taxes	123,424	(57,536)

Net Income	$111,655	$55,592

Net income per share – Basic and diluted	$0.01	$0.01

Weighted average number of common shares outstanding –
Basic	10,722,401	10,722,401
Diluted	10,730,545	10,725,252

CREDITRISKMONITOR.COM, INC.
CONDENSED BALANCE SHEETS
SEPTEMBER 30, 2020 AND DECEMBER 31, 2019

	September 30, 2020	December 31, 2019
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$10,451,155	$8,275,836
Accounts receivable, net of allowance	1,945,280	2,287,921
Other current assets	596,558	549,821

Total current assets	12,992,993	11,113,578

Property and equipment, net	405,131	477,973
Operating lease right-to-use asset	2,245,896	2,380,974
Goodwill	1,954,460	1,954,460
Other assets	108,437	35,723

Total assets	$17,706,917	$15,962,708

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Unexpired subscription revenue	$9,189,823	$8,651,843
Accounts payable	47,541	137,500
Current portion of operating lease liability	158,117	147,229
Current portion of bank loan	1,102,833	--
Accrued expenses	1,135,506	1,344,550

Total current liabilities	11,633,820	10,281,122

Deferred taxes on income, net	397,528	521,765
Unexpired subscription revenue, less current portion	188,906	166,169
Bank loan, less current portion	458,667	--
Operating lease liability, less current portion	2,179,856	2,299,433

Total liabilities	14,858,777	13,268,489

Stockholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none issued	--	--
Common stock, $.01 par value; authorized 32,500,000 shares; issued and outstanding 10,722,401 shares	107,224	107,224
Additional paid-in capital	29,747,939	29,705,673
Accumulated deficit	(27,007,023)	(27,118,678)

Total stockholders’ equity	2,848,140	2,694,219

Total liabilities and stockholders’ equity	$17,706,917	$15,962,708

Overview

CreditRiskMonitor (http://www.crmz.com) is a web-based publisher of financial information that helps corporate credit and procurement professionals stay ahead of business financial risk quickly, accurately and cost effectively. The service offers comprehensive commercial credit reports and financial risk analysis covering public companies worldwide. Unlike other commercial credit bureaus like Dun & Bradstreet, CreditRiskMonitor’s primary expertise and focus is on financial analysis of public debt and equity companies.

The Company also collects a significant amount of trade receivable data on both public and a select group of private companies every month, to help subscribers determine payment performance.

Over 35% of the Fortune 1000 plus over 1,000 other large companies worldwide depend on CreditRiskMonitor’s timely news alerts and reports featuring detailed analyses of financial statements, ratio analysis and trend reports, peer analyses, bond agency ratings, crowdsourcing of risk professionals as well as the Company’s proprietary FRISK® and PAYCE® scores.

Safe Harbor Statement

Certain statements in this press release, including statements prefaced by the words “anticipates”, “estimates”, “believes”, “expects” or words of similar meaning, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, risks associated with the COVID-19 pandemic and those risks, uncertainties and factors referenced from time to time as “risk factors” or otherwise in the Company’s Registration Statements or Securities and Exchange Commission Reports. We disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, a future event, or otherwise.